EXHIBIT NO. 99.1
HPC Acquisitions, Inc.
File No. 000-53248
Form 8-K
June 9, 2014

HPC Acquisitions, Inc. Status Update

PLYMOUTH, Minn., September 18, 2014 (GLOBE NEWSWIRE) -- The common stock of HPC Acquisition, Inc. (the "COMPANY") (OTCBB:HPCQ) trades on the OTC Bulletin Board and the OTCQB under the symbol "HPCQ." As a general matter, there is a small number of trades in the common stock each year. Management has become aware that its stock was recommended on September 18, 2014 as "Today's Pick" in a bulk email sent by Penny Stock Circle, a self-described "stock promoter" newsletter. The Company has had no contact with Penny Stock Circle whatsoever, and Penny Stock Circle's recommendation was not based on any information provided by or obtained from the company, but rather was stated to have been based on the "momentum" of the Company's stock. As the Company's shares have traded in a narrow range with limited volume prior to publication of the newsletter, Management has no idea why its shares were recommended and cautions investors that any trading in the common stock of the Company is highly speculative and subject to substantial risk.

The current business purpose of the Company is to seek out and consummate a merger, acquisition or outright sale transaction where the Company's stockholders will benefit. As previously disclosed in the Company's June 9, 2014 press release, the Company entered into a non-binding letter of intent in April 2014, for a potential transaction with a third party. The Letter of Intent contained a 90 day standstill, which has now expired. No definitive agreement respecting the transaction has been reached, and there is no assurance any such agreement will ever be reached. Accordingly, any trading in the Company's common stock based on the mere fact of the letter of intent or on the recommendation of Penny Stock Circle is highly speculative. The Company is continually engaged in the process of seeking a transaction to fulfill its business purpose and has entered into multiple Letters of Intent since becoming a reporting issuer, none of which has yet resulted in a transaction. The Company urges people not to trade in its common stock until it enters into a definitive agreement with an acquisition target and the relevant information has been fully disclosed.

Craig Laughlin
HPC Acquisitions, Inc.
952-541-1155